EXHIBIT 3.1.3




                           CERTIFICATION OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         ELECTRONIC CLEARING HOUSE, INC.


ELECTRONIC CLEARING HOUSE, INC., a corporation organized under the laws of the State of Nevada, by its President and Corporate Secretary does hereby certify:

1. That the board of directors of said corporation at a meeting duly convened and held on the 11th day of February, 1993, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable:

RESOLVED, that Article "Second" of the Company articles of Incorporation be amended to read as follows:

"SECOND: Its principal office in the State of Nevada is located at 4525 W. Hacienda Boulevard, Las Vegas, Nevada 89118."

The board of directors of said corporation also adopted the following resolution:

RESOLVED, that Article "Fourth" of the Company's Articles of Incorporation be amended to read as follows:

"FOURTH: The amount of the total authorized capital stock of the Corporation is Two Hundred Twenty Thousand Dollars ($220,000), which shall consist of seventeen million (17,000,000) shares of Common stock of the par value of One Cent ($.01) each and five million (5,000,000) shares of Preferred stock having a par value of One Cent ($.01) each."

IN WITNESS WHEREOF, the said ELECTRONIC CLEARING HOUSE, INC., has caused this certificate to be signed by its President and its Corporate Secretary and its corporate seal to be hereto affixed this 27th day of July, 1993.

ELECTRONIC CLEARING HOUSE, INC.

Donald R. Anderson, President
Donna L. Camras, Corporate Secretary